QuickLinks -- Click here to rapidly navigate through this document

[Letterhead of Holme Roberts & Owen LLP]

Exhibit 5.1

April 27, 2004

Board of Directors
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re: UnitedGlobalCom, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel for UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), we have examined the above referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, (the "Act") that the Company is filing with the Securities and Exchange Commission on or about April 27, 2004 with respect to the registration of 1,800,000 shares of its Class A common stock, par value $0.01 per share (the "Shares"), which may be sold by selling stockholders ("Selling Stockholders") as described in the prospectus in the Registration Statement.

We have also examined the Company's Restated Certificate of Incorporation, Bylaws and records of its corporate proceedings certified as being complete, true and correct by the Secretary of the Company and such other certificates, instruments and documents as we have deemed necessary in order to express the opinion set forth below.

In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

We have assumed that the Shares have been issued and delivered against payment therefor in accordance with the Share Exchange Agreement, dated as of February 19, 2004 (the "Share Exchange Agreement"), by and among United Pan-Europe Communications N.V., a subsidiary of the Company, ("UPC") and the other persons specified in the Share Exchange Agreement, and that the Share Exchange Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms. Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Colorado and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement; provided, however, that in giving this consent we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules of the SEC promulgated thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,

HOLME ROBERTS & OWEN LLP

By:	/s/ GARTH B. JENSEN Garth B. Jensen, Partner

QuickLinks

  Exhibit 5.1